Exhibit 99.01

November 3, 2004

HUDSON SECURITIES SIGNS LETTER OF INTENT TO ACQUIRE HEALTH OUTCOMES MANAGEMENT

ST. PAUL, MN and JERSEY CITY, NJ Nov. 3, 2004 Health Outcomes Management, Inc. (OTCBB:HOMI.OB) and Hudson Securities, Inc. today announced that they have signed a letter of intent with respect to Hudson Securities acquisition of HOMI in a reverse merger transaction. Under the non-binding letter of intent, Hudson Securities and HOMI will proceed to negotiate a definitive merger agreement. Under the merger agreement, Hudson Securities would merge into a subsidiary of HOMI, and the stockholders of Hudson Securities would own approximately 94% of the outstanding stock of HOMI after the merger.

In addition to the binding merger agreement, the acquisition is conditioned upon completion of the parties due diligence, regulatory and other approvals of the transaction, and approval by the Hudson Securities stockholders.

Hudson Securities, formerly known as Wien Securities Corp., is a broker-dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers. It is a market maker in more than 5,000 securities and trades proprietarily and as agent for many broker-dealer and institutional clients.

HOMI developed and supplied computer software systems and services to the healthcare industry until it sold its last operating business in January 2002. Its shares are quoted on the OTC Bulletin Board under the symbol HOMI.

Marty Cunningham, Hudson Securities Chief Executive Officer, stated, "Becoming a public company will allow Hudson Securities to be more competitive in several ways. We will be in a more advantageous position for retention and recruiting purposes, and we will be able to structure acquisitions with stock and cash that would enhance our business and broaden our revenue stream." Mr. Cunningham added, "Although we are now privately held, since as a registered broker dealer, we already operate in a highly regulated environment and are required to file our financial statements monthly with the NASD, our transition to a public reporting company should not be too difficult. Thus, we do not see compliance with SEC reporting requirements as a particularly great leap."

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

All statements herein that are not historical facts or that include such words as "expect", "anticipate", "project", "estimate" or "believe" or similar words are forward-looking statements that we deem to be covered by and to qualify for the safe harbor protection covered by the Private Securities Litigation Reform Act of 1995. Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties; these include HOMIs completion of its merger with Hudson Securities; HOMIs ability to identify other merger candidates, if the merger with Hudson Securities is not consummated; and the other risks detailed from time to time in HOMIs SEC Reports, including the reports on Form 10-Q for the quarters ended May 31 and August 31, 2004 and on Form 10-K for the year ended February 29, 2004.